Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-282748

February 25, 2026

Omnicom Group Inc.

$400,000,000 4.200% Senior Notes due 2029

$700,000,000 5.000% Senior Notes due 2033

$600,000,000 5.300% Senior Notes due 2036

Pricing Term Sheet

February 25, 2026

Issuer:	Omnicom Group Inc.
Expected Ratings (Moody’s / S&P)*:	Baa1 (Stable) / BBB+ (Stable)
Title of Securities:	4.200% Senior Notes due 2029 (“2029 Notes”) 5.000% Senior Notes due 2033 (“2033 Notes”) 5.300% Senior Notes due 2036 (“2036 Notes”)
Principal Amount:	2029 Notes: $400,000,000 2033 Notes: $700,000,000 2036 Notes: $600,000,000
Coupon:	2029 Notes: 4.200% per annum 2033 Notes: 5.000% per annum 2036 Notes: 5.300% per annum
Interest Payment Dates:	2029 Notes: Semi-annually on each March 2 and September 2 2033 Notes: Semi-annually on each June 2 and December 2 2036 Notes: Semi-annually on each June 2 and December 2
Initial Interest Payment Date:	2029 Notes: September 2, 2026 2033 Notes: June 2, 2026 2036 Notes: June 2, 2026
Maturity Date:	2029 Notes: March 2, 2029 2033 Notes: June 2, 2033 2036 Notes: June 2, 2036
Benchmark Treasury:	2029 Notes: 3.500% UST due February 15, 2029 2033 Notes: 4.000% UST due January 31, 2033 2036 Notes: 4.125% UST due February 15, 2036
Benchmark Treasury Price / Yield:	2029 Notes: 100-01 / 3.489% 2033 Notes: 101-04 / 3.813% 2036 Notes: 100-19+ / 4.050%
Spread to Benchmark Treasury:	2029 Notes: T + 75 basis points 2033 Notes: T + 120 basis points 2036 Notes: T + 130 basis points
Yield to Maturity:	2029 Notes: 4.239% 2033 Notes: 5.013% 2036 Notes: 5.350%
Price to Public (Issue Price):	2029 Notes: 99.891% of the principal amount 2033 Notes: 99.929% of the principal amount 2036 Notes: 99.618% of the principal amount
All-In Price (after deducting underwriting discount):	2029 Notes: 99.491% of the principal amount 2033 Notes: 99.304% of the principal amount 2036 Notes: 98.968% of the principal amount
Make-Whole Call:	2029 Notes: Prior to February 2, 2029 at T+15 bps 2033 Notes: Prior to April 2, 2033 at T+20 bps 2036 Notes: Prior to March 2, 2036 at T+20 bps

Par Call:	2029 Notes: On or after February 2, 2029 2033 Notes: On or after April 2, 2033 2036 Notes: On or after March 2, 2036
Trade Date:	February 25, 2026
Settlement Date**:	March 2, 2026 (T+3)
CUSIP:	2029 Notes: 681919 BV7 2033 Notes: 681919 BW5 2036 Notes: 681919 BX3
ISIN:	2029 Notes: US681919BV74 2033 Notes: US681919BW57 2036 Notes: US681919BX31
Joint Global Coordinators and Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank Securities Inc.
Joint Book-Running Managers:

BofA Securities, Inc.
J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

BBVA Securities Inc.

Mizuho Securities USA LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	ANZ Securities, Inc. BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Loop Capital Markets LLC Standard Chartered Bank
Concurrent Offering:

Earlier today, Omnicom Finance Holdings plc, our wholly owned subsidiary, priced €600,000,000 aggregate principal amount of its 3.850% Senior Notes due 2034 (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates.

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*        An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to review, revision, supervision, reduction or withdrawal at any time by Moody’s or Standard & Poor’s. Each of the security ratings above should be evaluated independently of any other security rating.

**      We currently expect to deliver the notes on or about March 2, 2026, which will be the third business day following the date of pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (as such term is used for purposes of Rule 15c6-1 of the Exchange Act) unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should consult their own advisors in this regard.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, BofA Securities, Inc. at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533 or Wells Fargo Securities, LLC at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.